Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way - Irvine, CA USA -92614 Phone: 949.250.2500 - Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SOLID THIRD QUARTER RESULTS

•    Global Sales Growth Exceeded 10 Percent

•    THV Sales Grew 56 Percent in the U.S., 25 Percent Outside the U.S.

•    Full Year Guidance Reiterated

IRVINE, Calif., October 28, 2013 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended September 30, 2013 of $77 million, or $0.68 per diluted share, compared to net income of $69 million, or $0.58 per diluted share, for the same period in 2012.  Third quarter diluted earnings per share increased 17 percent over last year.

Third quarter net sales increased 11 percent to $496 million compared to the same period last year.  Sales growth excluding the impact of foreign exchange was 13 percent.

“This quarter, we are pleased to report strong sales growth driven by transcatheter and surgical heart valves,” said Michael A. Mussallem, chairman and CEO.  “Notable THV highlights this quarter included approval to begin the U.S. clinical study of our most advanced valve, SAPIEN 3; expanded approval to include alternate delivery approaches for SAPIEN in the U.S.; a favorable patent infringement ruling in Germany; and reimbursement enabling SAPIEN XT to become the first commercially offered transcatheter valve for patients in Japan.”

Sales Results

For the third quarter, the company reported Surgical Heart Valve Therapy product group sales of $192 million. Sales increased 3.3 percent from the third quarter last year and grew 6.0 percent, excluding the impact of foreign exchange. Surgical heart valve sales growth was led primarily by strong performance in the U.S. and Europe, and tempered somewhat by a competitor’s launch in Japan.

Sales of transcatheter heart valves (THV) were $172 million for the quarter, a 39 percent increase over the third quarter last year.  These results were driven by the ongoing U.S. Edwards SAPIEN launch and strong growth in Europe.  Outside the U.S., sales grew 25 percent over last year, or 20 percent excluding the impact of foreign exchange.

“Strong sales in Europe resulted from greater adoption of THV, with negligible impact from the favorable patent infringement ruling in Germany,” Mussallem said. “As expected, activity in the U.S. slowed sequentially due to seasonality; however, we estimate commercial procedures grew 80 percent over last year. Importantly, nearly 15,000 U.S. patients have been treated with Edwards’ transcatheter valves over the past two years and clinicians continue to report very high procedural success rates.”

Critical Care product group sales were $132 million for the quarter, representing a decrease from the third quarter last year of 4.8 percent. The primary driver of the decline was the foreign exchange impact in Japan. Excluding this impact, sales increased 0.6 percent. Strength in the U.S. and Europe was offset by the continued reduction of distributor inventories in China and the ongoing exit of the Access product line.

Domestic and international sales for the third quarter were $232 million and $264 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 73.8 percent, compared to 75.1 percent in the same period last year. The reduction was driven primarily by higher manufacturing costs as the company prepares for the Edwards SAPIEN XT launch in the U.S. and the Edwards SAPIEN 3 launch in Europe, as well as a reduced benefit from foreign exchange.  The reduction was partially offset by a more profitable product mix.

Selling, general and administrative expenses were $180 million for the quarter, or 36.4 percent of sales, compared to $168 million in the same period last year.  This 7.6 percent increase was driven primarily by transcatheter valve launch related expenses in the U.S. and Japan, and the U.S. Medical Device Excise Tax.

Research and development for the quarter grew 14 percent to $84 million, or 17 percent of sales.  This increase was primarily the result of additional investments in multiple heart valve clinical studies.

Free cash flow generated during the quarter was $110 million, defined as cash flow from operating activities of $147 million, less capital spending of $37 million.

Cash, cash equivalents and short-term investments totaled $758 million at September 30, 2013. Total debt increased to $532 million as a result of share repurchases during the quarter.

During the quarter, the company repurchased 3.1 million shares of common stock for approximately $250 million.

Nine-Month Results

For the nine months ended September 30, 2013, the company recorded net income of $316 million, or $2.75 per diluted share, compared to $202 million, or $1.71 per diluted share, for the same period in 2012.  Net income growth for the nine months was 56 percent and diluted earnings per share increased 61 percent over last year, or 24 percent excluding special items in both periods.

Net sales for the first nine months of 2013 increased 8.7 percent to $1.5 billion.  Sales growth was 11.0 percent excluding the impact of foreign exchange.

Domestic and international sales for the first nine months of 2013 were $700 million and $809 million, respectively.

During the first nine months of 2013, the company repurchased 6.4 million shares of common stock for $497 million.

Outlook

“In summary, we are reiterating our full year guidance with sales of $2.0 billion to $2.1 billion and earnings per diluted share, excluding special items, of $3.00 to $3.10,” Mussallem said. “For the fourth quarter 2013, we project total sales of $520 million to $550 million, and diluted earnings per share, excluding special items, to be between $0.81 and $0.85.

“We continue to project double-digit underlying sales growth in 2013 and believe that our many clinical and commercial accomplishments this year have strengthened our leadership,” said Mussallem. “This positions us well for continued success and we remain committed to developing innovative technologies in structural heart disease and critical care that can provide clinicians with transformational therapies to treat their patients.”

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring that enable them to save and enhance lives. Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 10:00 a.m. ET to discuss its third quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 421584.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at www.edwards.com or ir.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, information in the Outlook section, and the company’s financial goals or expectations.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and extent of regulatory approvals, expanded indications and reimbursement levels for our products, particularly our transcatheter heart valves (THV); the ability of the company to lead and maintain our position in the THV field; the company’s success in developing new products and expanding new markets, creating market opportunities for its products and avoiding manufacturing and quality issues; the impact of competitive products and currency exchange rates; the timing or results of pending or future clinical trials and pre-clinical milestones; the rate of growth in the U.S. THV marketplace; actions by the U.S. Food and Drug Administration and other regulatory agencies; economic developments and healthcare spending trends in key markets; unexpected litigation results or expense; and other risks detailed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, which are available at edwards.com.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP historical financial measures.  The company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and acquired products and foreign exchange fluctuations, and “excluding special items” or “adjusted for special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions, and for 2012 to include the tax benefit for the U.S. R&D tax credit, which is required to be recorded in 2013.  Those results that exclude the impact of foreign exchange and reflect “constant currency” are also non-GAAP financial measures. Guidance for sales and sales growth rates is provided on an “underlying” basis, and projections for diluted earnings per share, are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items. 2013 guidance also excludes the benefit of the 2012 R&D tax credit. Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the company’s business.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The company is not able to provide a reconciliation of projected net income and growth, free cash flow, and projected earnings per share guidance, excluding special items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

Edwards, Edwards Lifesciences, the stylized E logo, Edwards SAPIEN, SAPIEN, Edwards SAPIEN XT, SAPIEN XT, Edwards SAPIEN 3, and SAPIEN 3 are trademarks of Edwards Lifesciences Corporation.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2013	2012	2013	2012

Net sales	$495.6	$447.9	$1,509.5	$1,389.1
Cost of goods sold	129.7	111.7	376.9	368.8

Gross profit	365.9	336.2	1,132.6	1,020.3

Selling, general and administrative expenses	180.5	167.8	555.1	527.4
Research and development expenses	84.1	73.8	244.4	216.4
Special (gains) charges	—	—	(83.6)	7.0
Interest expense (income), net	1.0	(0.3)	1.2	(0.4)
Other expense, net	0.4	1.5	1.7	1.0

Income before provision for income taxes	99.9	93.4	413.8	268.9

Provision for income taxes	23.0	24.2	97.9	66.8

Net income	$76.9	$69.2	$315.9	$202.1

Earnings per share:
Basic	$0.69	$0.60	$2.81	$1.76
Diluted	$0.68	$0.58	$2.75	$1.71

Weighted-average common shares outstanding:
Basic	111.0	115.7	112.5	114.9
Diluted	112.9	119.0	114.7	118.4

Operating Statistics
As a percentage of net sales:
Gross profit	73.8%	75.1%	75.0%	73.5%
Selling, general and administrative expenses	36.4%	37.5%	36.8%	38.0%
Research and development expenses	17.0%	16.5%	16.2%	15.6%
Income before provision for income taxes	20.2%	20.9%	27.4%	19.4%
Net income	15.5%	15.4%	20.9%	14.5%

Effective tax rate	23.0%	25.9%	23.7%	24.8%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	September 30,	December 31,
	2013	2012
ASSETS

Current assets
Cash and cash equivalents	$471.0	$310.9
Short-term investments	286.6	210.5
Accounts and other receivables, net	327.8	347.5
Inventories, net	313.9	281.0
Deferred income taxes	41.3	43.4
Prepaid expenses	46.6	41.6
Other current assets	83.2	57.0
Total current assets	1,570.4	1,291.9

Long-term accounts receivable, net	11.1	9.9
Property, plant and equipment, net	409.0	373.3
Goodwill	383.8	384.7
Other intangible assets, net	63.1	67.0
Investments in unconsolidated affiliates	20.7	21.1
Deferred income taxes	41.5	47.3
Other assets	31.0	26.3

Total assets	$2,530.6	$2,221.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$335.1	$347.4

Long-term debt	532.1	189.3
Other long-term liabilities	226.0	205.5

Stockholders’ equity
Common stock	125.7	124.2
Additional paid-in capital	618.0	489.0
Retained earnings	1,969.8	1,653.9
Accumulated other comprehensive loss	(42.9)	(37.9)
Treasury stock, at cost	(1,233.2)	(749.9)
Total stockholders’ equity	1,437.4	1,479.3

Total liabilities and stockholders’ equity	$2,530.6	$2,221.5

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.   The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and acquired products and foreign exchange fluctuations, and “excluding special items” or “adjusted for special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions, and for 2012 to include the tax benefit for the U.S. Research and Development (“R&D”) tax credit, which is required to be recorded in 2013.  Those results that exclude the impact of foreign exchange and reflect “constant currency” are also non-GAAP financial measures.  Guidance for sales and sales growth rates is provided on an “underlying basis,” and projections for diluted earnings per share, net income and growth, gross profit margin, taxes and free cash flow are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Guidance for 2013 also excludes the benefit of the 2012 R&D tax credit.  Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company’s business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The Company is not able to provide a reconciliation of projected net income and growth, free cash flow, and projected earnings per share guidance, excluding special items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Gross Profit - In the second quarter of 2012, the Company increased its non-GAAP gross profit by $8.1 million to exclude the impact of its voluntary recall of certain heart valves and Critical Care catheters. Given the magnitude and unusual nature of this adjustment relative to the operating results for the period presented, the financial impact of the recall has been excluded from non-GAAP net income.

Special (Gains) Charges - The Company recorded certain special gains and charges in 2013 and 2012 related to the following:

1) Litigation award:  $83.6 million gain in the first quarter of 2013 related to the April 2010 jury award from Medtronic of damages for infringement of the U.S. Andersen transcatheter heart valve patent.

2) Licensing of Intellectual Property:  $7.0 million charge in the second quarter of 2012 for the upfront licensing and royalty fees related to the licensing of intellectual property;

Given the magnitude and unusual nature of these special items relative to the operating results for the periods presented, this item has been excluded from non-GAAP net income and earnings per share.

Provision For Income Taxes -  During the first quarter of 2013, the Company recorded an $8.4 million income tax benefit relating to the federal R&D tax credit that was extended in 2013 retroactive to the beginning of 2012. During the first quarter of 2012, the Company recorded a $2.3 million tax benefit due to the remeasurement of its uncertain tax positions.  Given the magnitude and unusual nature of the tax events relative to the periods presented, non-GAAP net income and earnings per share has been adjusted for these tax events.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Group and Region.”

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

GAAP TO NON-GAAP NET INCOME TABLE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2013	2012	2013	2012

GAAP Net Income	$76.9	$69.2	$315.9	$202.1
Growth Rate %	11.1%		56.3%

Reconciling items: (A)

Gross profit
Recall of heart valves and catheters	—	—	—	8.1

Special (gains) charges
1) Litigation award	—	—	(83.6)	—
2) Licensing of intellectual property	—	—	—	7.0
Total	—	—	(83.6)	7.0

Provision for income taxes
Tax effect on non-GAAP adjustment (B)	—	—	31.3	(3.4)
Federal research and development tax credit	—	—	(8.4)	—
Remeasurement of uncertain tax position reserves	—	—	—	(2.3)
Total	—	—	22.9	(5.7)

Non-GAAP Net Income	$76.9	$69.2	$255.2	$211.5
Growth Rate %	11.1%		20.7%

GAAP TO NON-GAAP DILUTED EARNINGS PER SHARE TABLE

GAAP Diluted Earnings Per Share	$0.68	$0.58	$2.75	$1.71
Growth Rate %	17.2%		60.8%

Reconciling items: (A)(C)

Gross profit
Recall of heart valves and catheters	—	—	—	0.06

Special (gains) charges
1) Litigation award	—	—	(0.46)	—
2) Licensing of intellectual property	—	—	—	0.04

Provision for income taxes
Federal research and development tax credit	—	—	(0.07)	—
Remeasurement of uncertain tax position reserves	—	—	—	(0.02)

Non-GAAP Diluted Earnings Per Share	$0.68	$0.58	$2.22	$1.79
Growth Rate %	17.2%		24.0%

Note: Numbers may not calculate due to rounding.

(A)  See description of “Gross Profit,” “Special (Gains) Charges” and “Provision For Income Taxes” on the Non-GAAP Financial Information page.

(B)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdictions’ statutory tax rates.

(C)  All amounts are tax effected, calculated using the relevant tax jurisdictions’ statutory tax rates.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Tax Rate

GAAP TO NON-GAAP TAX RATE TABLE

	Three Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2013

GAAP Tax Rate	23.0%	23.7%

Reconciling items: (A)

Special gain
Litigation award	—	(2.3)pts

Provision for income taxes
Federal research and development tax credit	—	1.3pts

Non-GAAP Tax Rate	23.0%	22.7%

(A)  See description of “Special (Gains) Charges” and “Provision For Income Taxes” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Group and Region

($ in millions)

					2012 Adjusted
Sales by Product Group (QTD)	3Q 2013	3Q 2012	Change	GAAP Growth Rate*	FX Impact	3Q 2012 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valve Therapy	$191.8	$185.7	$6.1	3.3%	$(4.8)	$180.9	6.0%
Transcatheter Heart Valves	172.0	123.8	48.2	38.9%	3.1	126.9	35.5%
Critical Care	131.8	138.4	(6.6)	(4.8)%	(7.3)	131.1	0.6%
Total Sales	$495.6	$447.9	$47.7	10.6%	$(9.0)	$438.9	12.7%

					2012 Adjusted
Sales by Product Group (YTD)	YTD 3Q 2013	YTD 3Q 2012	Change	GAAP Growth Rate*	FX Impact	YTD 3Q 2012 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valve Therapy	$594.2	$589.8	$4.4	0.7%	$(14.8)	$575.0	3.3%
Transcatheter Heart Valves	523.8	391.1	132.7	33.9%	3.4	394.5	32.8%
Critical Care	391.5	408.2	(16.7)	(4.1)%	(19.6)	388.6	0.8%
Total Sales	$1,509.5	$1,389.1	$120.4	8.7%	$(31.0)	$1,358.1	11.0%

					2012 Adjusted
Sales by Region (QTD)	3Q 2013	3Q 2012	Change	GAAP Growth Rate*	FX Impact	3Q 2012 Underlying Sales	Underlying Growth Rate *
United States	$232.1	$193.6	$38.5	19.9%	$—	$193.6	19.9%
Europe	144.4	121.8	22.6	18.6%	6.3	128.1	12.7%
Japan	56.7	71.8	(15.1)	(21.1)%	(13.8)	58.0	(2.2)%
Rest of World	62.4	60.7	1.7	2.6%	(1.5)	59.2	5.4%
International	263.5	254.3	9.2	3.6%	(9.0)	245.3	7.3%
Total	$495.6	$447.9	$47.7	10.6%	$(9.0)	$438.9	12.7%

					2012 Adjusted
Sales by Region (YTD)	YTD 3Q 2013	YTD 3Q 2012	Change	GAAP Growth Rate*	FX Impact	YTD 3Q 2012 Underlying Sales	Underlying Growth Rate *
United States	$700.5	$587.2	$113.3	19.3%	$—	$587.2	19.3%
Europe	454.2	417.1	37.1	8.9%	6.1	423.2	7.3%
Japan	176.0	214.9	(38.9)	(18.1)%	(35.1)	179.8	(2.1)%
Rest of World	178.8	169.9	8.9	5.2%	(2.0)	167.9	6.5%
International	809.0	801.9	7.1	0.9%	(31.0)	770.9	5.0%
Total	$1,509.5	$1,389.1	$120.4	8.7%	$(31.0)	$1,358.1	11.0%

* Numbers may not calculate due to rounding.